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Exhibit 10.14

Caber Corporation
810 Mesa Court Palo Alto, CA 94306
Tel 650-949-3222 Fax 650-949-3222

November 29, 1999

John P. McLaughlin
c/o Corgentech Inc.

Dear John:

        On behalf of Caber Corporation ("Caber" or "Company"), the Board of Directors and the founders of Caber, I am pleased to offer you the position of President and Chief Executive Officer. In this capacity, you will also serve on the Board of Directors. The terms of your employment offer, which we have discussed, are specified in the enclosed Term Sheet.

        We anticipate that your employment start date will be on or about January 3, 1999. We appreciate your willingness to be available prior to this time to participate in important Company activities.

        John, your leadership and strategic vision will be highly valued in developing and executing the Company's business plan and in creating shareholder value. As you know, Caber has a clinical trial on its lead product in process and is accessing another significant market opportunity. Your efforts will be vital in integrating these activities into a coherent strategy for the Company and in recruiting key management team members.

        Caber is an "at-will" employer which means that you or the Company may terminate your employment at any time, with or without cause and without notice. Provisions for compensation continuance under certain circumstances of termination are contained in the Term Sheet. You will be required to execute the Company's standard agreements prior to commencement of your employment, including the At-Will Employment Agreement, the Propriety Information and Inventions Agreement, and the Mutual Agreement to Arbitrate Claims. By acceptance of this offer, you are also representing that you are not prevented from so doing under the terms of any non-compete agreement and that you are not a party to any litigation that would interfere with your ability to serve as President and CEO of Caber.

        All of us associated with Caber are very enthusiastic about working with you and building a major new molecular biology/device company in the years ahead.

Sincerely,

/s/ JOEL L. BLANK Joel L. Blank, Ph.D. Founding President and CEO
Attachment
Accepted By:
/s/ JOHN P. MCLAUGHLIN John McLaughlin	12/2/99 Date

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John McLaughlin
Caber Corporation

Term Sheet

Position:	President and Chief Executive Officer
Board of Directors:	Concurrent with the commencement of employment, the CEO will be elected to the Company's Board of Directors.
Duties:
CEO will devote substantially all his time and attention to the business of the Company. The CEO will be permitted to serve on the Board of Directors of outside companies subject to Caber Board approval, which will not be unreasonably withheld.
Location:	San Francisco Bay Area, California
Term:	At will, beginning with commencement of employment.
Base Compensation:	$250,000 per year paid in accordance with Company policy.
Benefits:	Eligible to participate in and to receive full benefits under the Company's program, which shall include healthcare insurance, life insurance, and short- and long-term disability.
Equity:
The Board of Directors shall grant CEO the right to purchase 1,200,000 common shares of the Company at the fair market value at the time of the grant, subject to repurchase agreement as follows: during the first 12 months following commencement of employment, up to 100% of the shares may be repurchased; at 12 months after commencement of employment up to 75% of the shares may be repurchased; thereafter, the percentage shall decrease at the rate of 2.0833% per month (75%/36 per month) for the following 36 months.
Loan:
Company shall provide a loan to CEO in an amount required to purchase his above equity at an interest rate of 6%. CEO shall make annual interest-only payments during the term of the loan. If CEO remains in an executive position with the Company for 4 years following effective date of this agreement, the loan will be forgiven. Loan to be repaid upon termination of employment.

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Proprietary Information:	Prior to commencement of employment, CEO will sign a proprietary information and inventions agreement.
Change of Control:
If a) the Company is consolidated or merged with or into another corporation (other than a related corporation) or substantially all of the assets of the Company are sold and b) the CEO is (i) terminated without cause, or (ii) effectively terminated through demotion or a substantial reduction in his responsibilities, or (iii) required to work at a site more than 35 miles from his worksite prior to the consolidation or sale of assets, then that portion of the CEO's common stock still subject to the repurchase options shall be released from the repurchase options.
Severance:	If terminated without cause, six month's salary to be paid in a lump sum and six month's continued health insurance.
Termination:
Without cause only upon affirmative vote of 2/3 of the Directors in office, excluding the CEO. Termination for "cause" means (a) commission of an act that is determined by the Board of Directors to be fraudulent or dishonest conduct or a material breach of the Company's policies, (b) applicable to the Company or (c) intentional refusal, without proper cause, to substantially perform duties after a demand for substantial performance has been delivered in writing by the Board.
Co-Investment:
CEO shall have the contractual preemptive right to invest in all subsequent financings by the Company on the same terms and conditions as other shareholders and new investors in order to preserve his relative equity ownership and rights in the Company, so long as he continues to serve as CEO and he is qualified to invest under appropriate securities laws. This right will terminate upon the Company's IPO or sale to a third party or failure to exercise this right on a prior financing.
Other Rights:
CEO shall have the right to participate in registration rights, come along/take along rights, and buyout options in the event of death, disability or termination without cause in connection with his shareholdings. These rights will terminate upon the Company's IPO or sale to a third party.

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  Exhibit 10.14